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Exhibit 10.78

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

    THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the "Agreement") is entered into by and between NULAID FOODS, INC., VALLEY FRESH FOODS, INC., and NULAID NEST-BEST, on the one hand, and NORTH CAROLINA STATE UNIVERSITY ("NCSU") and MICHAEL FOODS, INC. ("Michael Foods"), on the other hand. The "Effective Date" of this Agreement shall be the date by which the last party executes the agreement and the Pre-Settlement Royalties are paid.

RECITALS

    A.  NCSU is the holder, and Michael Foods is the exclusive licensee, of U.S. Patents Nos. 4,808,425 (the "425 Patent"), 4,957,759 (the "759 Patent"), 4,994,291 (the "291 Patent"), 5,019,408 (the "408 Patent"), and reissue application, U.S. Serial No. 08/061,985 ("Reissue Application") and the associated re-examination certificates (collectively the "Patents-In-Suit"), which patents relate to the manufacture of extended shelf life liquid whole egg product (as disclosed in the "425 patent at column 8 lines 45-68) (the "Product").

    B.  On August 12, 1993, Nulaid Foods, Inc. filed a declaratory relief action in the United States District Court, Eastern District of California, Civil Action No. CIV-S-93-1314 WBS (PAN), seeking a judgment that the Patents-In-Suit are invalid, unenforceable and not infringed by Nulaid Foods, Inc. NCSU and Michael Foods answered Nulaid Foods, Inc.'s complaint denying the allegations, asserting various affirmative defenses, and asserting a counterclaim against Nulaid Foods, Inc. for damages and injunctive relief alleging that Nulaid Foods, Inc. infringed the Patents-In-Suit.

    C.  On August 13, 1993, Michael Foods and NCSU filed an action for damages and injunctive relief against Nulaid Foods, Inc. alleging that Nulaid Foods, Inc. infringed the four Patents-In-Suit. Nulaid Foods, Inc. answered Michael Foods' and NCSU's complaint denying the allegations, asserting various affirmative defenses, and asserting a counterclaim for declaratory judgment that the Patents-In-Suit are invalid, unenforceable and not infringed by Nulaid Foods, Inc.

    D.  The two actions were consolidated under Case No. CIV-S-93-1314 WBS (PAN) (the "Pending Litigation").

    E.  On or about July 1, 1994, the pleadings were amended to add Valley Fresh Foods and Nulaid Nest-Best as plaintiffs and cross-defendants.

    F.  Nulaid Nest-Best, a general partnership between Nulaid Foods, Inc and Valley Fresh Foods, Inc. was formed on or about February 27, 1994. Nulaid Nest-Best sold 1,727,144 pounds of the Product. Nulaid Nest-Best ceased doing business, wound-up and dissolved on or about July 31, 1994.

    G.  The parties to this Agreement wish to reach full and final settlement of the disputes noted above.

AGREEMENT

    In consideration of the mutual covenants and promises set forth below, and for good and fair consideration, receipt of which is hereby acknowledged, the parties agree and stipulate as follows:

    1.  Warranties and Disclosures

      a.  NCSU Warranty.

      NCSU represents and warrants that it is the owner of the right, title and interest in the Patents-In-Suit and is authorized to enter into this Agreement and has the right to grant the rights granted herein.

      b.  Michael Foods Warranty.

      Michael Foods represents and warrants that it is the holder of an exclusive license to use the Patents-In-Suit and is authorized to enter into this Agreement and has the right to grant the rights granted herein.

      c.  Disclosure by Nulaid.

      In connection with the disclosure requirements as set forth below, the parties agree that the protective order in the Pending Litigation shall remain in full force and effect during the term of this Agreement. Nulaid Foods, Inc. shall mark all material produced with the appropriate level of confidentiality identifying any claimed trade secret information as such on the face of the material.

          i. Within five days of the execution of this Agreement, Nulaid Foods, Inc. and Valley Fresh Foods shall disclose to counsel for Michael Foods and NCSU in the Pending Litigation, on an attorneys' eyes only basis subject to the protective order in the Pending Litigation, their current and contemplated processes for pasteurizing and packaging liquid whole egg products with a shelf life in excess of four weeks.

         ii. Within five days of the execution of this Agreement, Nulaid Foods, Inc. and Valley Fresh Foods shall disclose to counsel for Michael Foods and NCSU in the Pending Litigation, on an attorneys' eyes only basis subject to the protective order in the Pending Litigation, any and all of their pending patent applications or applications to the United States Department of Agriculture ("USDA") for pasteurizing and packaging liquid whole egg products with a shelf life in excess of four weeks.

         iii. Nulaid Foods, Inc. shall promptly disclose in writing to counsel for Michael Foods and NCSU in the Pending Litigation, on an attorneys' eyes only basis subject to the protective order in the Pending Litigation, any changes in the process or equipment used by Nulaid Foods, Inc. to pasteurize or package liquid whole egg products with a USDA approved or requested shelf life in excess of four weeks made at anytime after the date hereof and before expiration of the last of the Patents-in-Suit. Nulaid Foods, Inc. shall also promptly disclose, on an attorneys' eyes only basis subject to the protective order in the Pending Litigation, any additional procedures, processes or equipment used to pasteurize or package liquid whole egg product with USDA approved shelf life in excess of four weeks made at anytime after the date hereof and before expiration of the last of the Patents-in-Suit. The written disclosure shall be made within 30 days of implementation of the change and/or addition.

    2.  Non-exclusive Sublicense.

      a.  Michael Foods grants to Nulaid Foods, Inc. on the Effective Date a non-exclusive sublicense to make, use and sell, ***. Nulaid Foods, Inc. will not be precluded from having Michael Foods co-pack the Product. The sublicense granted herein does not extend to the manufacture of Product ***.

*** Redacted text.

      b.  This non-exclusive sublicense shall apply to all production, use and sale by Nulaid Foods, Inc. of Product prior to and through the term of this Agreement.

      c.  After current inventories of containers of the Product are used up or within 120 days of the Effective Date, whichever is sooner, Nulaid Foods, Inc. shall mark all containers in the manner prescribed below.

      The marking shall include the following in easily legible type: "Covered by one or more of the following U.S. Patents 4,808,425; 4,957,759; 4,994,291; 5,019,408." Should a subsequent patent issue from the Reissue Application, Nulaid Foods, Inc. shall include that patent number in its patent marking within 120 days of notification of issue

      d.  This non-exclusive sublicense granted to Nulaid Foods, Inc. is non-assignable, even with a sale of Nulaid Foods, Inc.'s business or assets. Nulaid Foods, Inc. may not directly or indirectly assign, license, sublicense, or otherwise convey this non-exclusive sublicense nor any of the rights or licenses granted herein to any third party without the prior written consent of Michael Foods. A direct or indirect change of new membership or new ownership of greater than 35% of the equity interests of Nulaid Foods, Inc. (a "Material Change of Membership ") pursuant to a transaction or series of transactions regarding the same Person shall be deemed an assignment. In the event of a Material Change of Membership of Nulaid Foods, Inc. in respect to a Person who is not engaged in, or subject to the control of a Person engaged in, the manufacture or sale of extended shelf life liquid whole egg product prior to the proposed assignment, the written consent of Michael Foods shall not be unreasonably withheld and a determination in respect thereto shall be made and communicated within 5 business days of receiving complete information concerning the proposed assignee. This agreement does not restrict changes of ownership of a member of Nulaid Foods, Inc. and such a change shall not constitute an assignment unless the new owner of a Nulaid Foods, Inc. member is engaged or is controlled by a Person who is engaged in the manufacture or sale of extended shelf life liquid whole egg product. ***.

    3.  Royalty and Reports.

      a.  For the sales or Transfers, less returns, ("Transfer, Transferred or Transfers" for this agreement means exchange of Product for non-monetary consideration) of Product prior to January 1, 2000 by Nulaid Foods, Inc., and/or Nulaid Nest-Best, Nulaid Foods, Inc. agrees to pay an amount equal to *** for all sales or Transfers, less returns, of Product that occurred prior to 1/1/00 (Pre-Settlement Royalties). The number of pounds sold, less returns, on which Pre-Settlement Royalties are due shall be certified in writing marked appropriately on the face of the document as to confidentiality pursuant to the protective order, including designation as a trade secret if appropriate, and delivered to Michael Foods' and NCSU's counsel prior to the Effective Date. Nulaid Foods, Inc. shall pay Michael Foods the Pre-Settlement Royalties in one lump-sum payment on the Effective Date of this Agreement.

      The Pre-Settlement Royalties shall not be adjusted, forgiven or returnable if the Patents-in-Suit, or any of them, are subsequently found invalid, unenforceable or not infringed.

      b.  For the sale or Transfer, of all Product on or after January 1, 2000, until the expiration of the last of the Patents-In-Suit, Nulaid Foods, Inc., on behalf of itself, its brokers, distributors and customers, shall pay a royalty on the number of pounds sold or Transferred, less returns, at the rate of ***:

    ***

*** Redacted text.

  Said royalties under this Paragraph 3(b) of this Agreement (Paragraph 3(b) Royalties) shall be due and payable with respect to all sales or Transfers of the Product using Nulaid Foods, Inc.'s current process or any process or product covered by any claim or claims of the Patents-in-Suit. Nulaid Foods, Inc. agrees and acknowledges that its future manufacture, sale or Transfer of extended shelf life liquid whole egg products is covered by one or more of the Patents-in-Suit.

      c.  Paragraph 3(b) Royalties shall be paid solely to Michael Foods, payable on the last day of April, July, October and January for the preceding quarter. Nonpayment of any such royalty within the 30 day cure period as provided in paragraph 6 below shall constitute breach of this Agreement. Regardless of whether any royalties are due, Nulaid Foods, Inc. shall report on the last day of April, July, October, and January the amount of Product sold or Transferred in the prior quarter by both pounds and by net sales. Net Sales is defined as Nulaid Foods Inc.'s billings for the Product less: discounts; sales and/or use taxes; tariff duties or taxes directly imposed on sales of the product; prepaid outbound transportation; and returns. On the effective date of this agreement, Nulaid Foods, Inc. shall tender the royalty report and check under this section for 1/1/2000-6/30/2000.

      d.  With respect to the Paragraph 3(b) Royalties, Nulaid Foods, Inc. shall provide to Michael Foods a certified public accountant's verified audit of each year's production within six months following the close of the year. Shortages shall be paid with the provision of the CPA's verified audit. Overages shall be posted to the current year. All information contained in such verified audit shall be kept confidential by Michael Foods and shall not be disclosed to anyone outside Michael Foods.

    4.  Audit.

      a.  At Michael Foods' sole cost and expense, and upon reasonable notice, Nulaid Foods, Inc. agrees to allow an independent, certified public accountant selected by Michael Foods to audit Nulaid Foods, Inc.'s books and records, during Nulaid Foods, Inc.'s normal business hours, to ascertain compliance with Nulaid Foods, Inc.'s reporting and royalty payment obligations under this Agreement, provided, however, that said certified public accountant shall first agree in writing (1) to retain Nulaid Foods, Inc.'s confidential customer information in confidence and not disclose it to Michael Foods or any other party and (2) to retain all other information in confidence and not disclose it to any party other than Michael Foods. All information reviewed during, and all reports based on the audit shall be kept confidential by Michael Foods and shall not be disclosed to anyone outside Michael Foods. Michael Foods will only audit for the time periods covered by or previous to the last verified audit provided by Nulaid Foods, Inc. pursuant to paragraph 3(d).

      b.  Although allowed to audit, Michael Foods is not required to audit and may rely upon figures and reports submitted on behalf of Nulaid Foods, Inc. Nulaid Foods, Inc. will report in good faith. Should an audit disclose that Nulaid has underreported annual amounts due by more than 10% or $10,000 of royalties due, Nulaid Foods, Inc. shall reimburse Michael Foods for the reasonable costs of the audit. If Michael Foods elects to use an accounting firm not located in Northern California, Nulaid Foods, Inc. shall not be required to pay the travel related expenses incurred by that firm.

    5.  Adjustment of Royalties.  Royalties shall not be adjusted based on any future license or settlement absent written consent of each of Nulaid Foods, Inc., Michael Foods and NCSU.

    6.  Termination of Sublicense.  The sublicense terminates automatically on the filing of bankruptcy by Nulaid Foods, Inc. or upon the assignment of the license or any rights under it to the benefit of creditors or any pledge or hypothecation of the license. Michael Foods shall have the right to terminate the sublicense granted by this Agreement by giving written notice upon the failure of Nulaid Foods, Inc. to make any payment required under this agreement when due, provided that Michael Foods shall first have given written notice of said failure to Nulaid Foods, Inc. and Nulaid Foods, Inc. shall have failed to cure the non-payment within thirty (30) days of receipt of said notice. In order to preserve its right to contest whether a disputed payment is due, Nulaid Foods, Inc. shall have the right to cure any default in payment by paying Michael Foods under protest.

    7.  Cooperation.  Nulaid Foods, Inc. and Valley Fresh Foods will not aid third parties in subsequent suits or proceedings where those third parties are trying to prove the Patents-in-Suit, or any of them, are invalid, unenforceable or not infringed, except in accordance with service of process or court order and after notification to Michael Foods and NCSU.

    8.  Agreement To Have Preclusive Effect.  Nulaid Foods, Inc. and Valley Fresh Foods will not contest the validity or enforceability of any claim or claims of the Patents-in-Suit in any subsequent suit or proceeding. Nulaid Foods, Inc. and Valley Fresh Foods will not contest their infringement of the claims of the Patents-in-Suit by its current and previous methods in any subsequent suits or proceedings. The parties intend this resolution of validity, enforceability, and infringement to be res judicata between the parties and to have preclusive effect so any party is foreclosed from challenging validity, enforceability, and/or infringement in a subsequent suit under the doctrine of collateral estoppel.

    9.  Michael Foods' General Release.  In consideration of the promises and covenants set forth in this Agreement, Michael Foods hereby fully releases and forever discharges Nulaid Foods, Inc., Valley Fresh Foods, Nulaid Nest-Best, their successors, assigns, officers, and directors, from any and all liabilities, claims, demands, contracts, debts, obligations, arbitrations, actions, or causes of action, known or unknown, in law or equity, asserted or unasserted, arising out of, or in any way connected with, or related to the claims alleged in the Pending Litigation, including but not limited to any claim of liability for any alleged past infringement of the Patents-in-Suit.

    10.  NCSU's General Release.  In consideration of the promises and covenants set forth in this Agreement, NCSU hereby fully releases and forever discharges Nulaid Foods, Inc., Valley Fresh Foods, Nulaid Nest-Best, their successors, assigns, officers, and directors, from any and all liabilities, claims, demands, contracts, debts, obligations, arbitrations, actions, or causes of action, known or unknown, in law or equity, asserted or unasserted, arising out of, or in any way connected with, or related to the claims alleged in the Pending Litigation, including but not limited to any claim of liability for any alleged past infringement of the Patents-in-Suit.

    11.  Nulaid Foods, Inc.'s General Release.  In consideration of the promises and covenants set forth in this Agreement, Nulaid Foods, Inc. hereby fully releases and forever discharges Michael Foods, NCSU, their affiliates, successors, assigns, officers, and directors from any and all liabilities, claims, demands, contracts, debts, obligations, arbitrations, actions, or causes of action, known or unknown, in law or equity, asserted or unasserted, arising out of, or in any way connected with, or related to the claims alleged in the Pending Litigation, including but not limited to any claims for declaratory relief regarding the validity, infringement, or enforceability of the Patents-in-Suit.

    12.  Valley Fresh Foods' General Release.  In consideration of the promises and covenants set forth in this Agreement, Valley Fresh Foods hereby fully releases and forever discharges Michael Foods, NCSU, their affiliates, successors, assigns, officers, and directors from any and all liabilities, claims, demands, contracts, debts, obligations, arbitrations, actions, or causes of action, known or unknown, in law or equity, asserted or unasserted, arising out of, or in any way connected with, or related to the claims alleged in the Pending Litigation, including but not limited to any claims for declaratory relief regarding the validity, infringement, or enforceability of the Patents-in-Suit.

    13.  Consent Judgment and Dismissal of the Pending Litigation.  With the execution of this Agreement, Nulaid Foods, Inc., Valley Fresh Foods, and a representative for the now defunct entity Nulaid Nest-Best shall execute the Consent Judgement and Injunction in the form of Attachment A and deliver it to counsel for Michael Foods and NCSU in the Pending Litigation upon receipt of the Agreement executed by Michael Foods and NCSU. Within two (2) business days of the execution of the consent judgment, Michael Foods and/or NCSU shall file the executed Consent Judgment and Injunction with the Court for entry.

    14.  No Other Pending Claims.  The parties hereto hereby represent and warrant that they have not filed or served any claim, demand, suit or legal proceeding against any other party hereto which is now pending, other than the Pending Litigation.

    15.  No Prior Assignments.  The parties hereto represent and warrant that they have not heretofore assigned or transferred, or purported to assign or transfer, to any other person, entity, firm or corporation whatsoever, any claim, debt, liability, demand, obligation, expense, action or cause of action herein released.

    16.  Confidentiality.  The parties shall have the right to disclose the existence of this Agreement; however, the parties, including their counsel and employees, shall keep the specific terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except (a) with the prior written consent of the other parties; or (b) to any governmental body having jurisdiction to call therefor; or (c) in confidence to their legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; or (d) as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters, except that if disclosure is sought in any legal proceeding, it shall be pursuant to a court-endorsed protective order.

    17.  Advice of Counsel.  The parties hereto have made such investigation of the facts pertaining to the settlement and this Agreement, and all matters pertaining thereto, as they deem necessary. The parties represent that: (1) they are represented by the attorneys of their choice; (2) prior to the execution of this Agreement each party's attorney reviewed this Agreement, made all desired changes, and approved this Agreement as to substance and form; (3) the terms of this Agreement and its consequences (including risks, complications, and costs) have been fully explained to them by their attorneys; (4) they fully understand the terms and consequences of this Agreement; (5) they are not relying upon any representation or statement made by any other party hereto, or by such other party's employees, agents, representatives or attorneys regarding this Agreement or its preparation except to the extent such representations are expressly and explicitly incorporated herein; (6) they are not relying upon a legal duty, if one exists, on the part of any other party, or upon the part of such other party's employees, agents, representatives or attorneys, to disclose any information in connection with the execution of this Agreement or its preparation; and (7) they have freely signed this Agreement. It is expressly understood that no party shall ever assert any failure to disclose information by any other party as a ground for challenging this Agreement.

    18.  Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

    19.  Captions.  The parties acknowledge, agree and understand that the captions of the various portions of this Agreement are for convenience and organization only, are not intended to constitute the substance of this Agreement, and are not intended to be referred to in construing or interpreting any provision contained in this Agreement.

    20.  Terms.  The terms of this Agreement are contractual in nature and not a mere recital.

    21.  Authority.  Each signer of this Agreement hereby represents and covenants that he or she is authorized to execute this Agreement on behalf of the party for which he or she is signing and that all necessary approvals have been obtained.

    22.  Successors Bound.

    This Settlement Agreement is binding upon and inures to the benefit of Michael Foods and NCSU, as well as their successors, assigns, officers, directors, agents, servants, employees, and representatives.

    23.  Severability.  If any provision of this Agreement is found to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if the unenforceable provision had not been contained herein.

    24.  Integrated Agreement.  This Agreement supersedes all prior agreements, if any, whether oral or written, pertaining to all or any portion of its provisions. This Agreement may not be changed, modified, altered, interlineated, or supplemented, nor may any covenant, representation, warranty, or other provision be waived, except by agreement in writing signed by the party against whom enforcement of the change, modification, alteration, interlineation, supplementation or waiver is charged.

    25.  Notices.  All notices required under this Agreement must be in writing, and may be given either personally or by registered or certified (return receipt requested) mail as follows:

For Nulaid:	Chief Executive Officer Nulaid Foods, Inc. 200 W. Fifth St. Ripon, CA 95366
For Valley Fresh Foods:	Chief Executive Officer Valley Fresh Foods, Inc. P.O. Box 910 Turlock, CA 95381
For Michael Foods:	Chief Executive Officer Michael Foods, Inc. 324 Park National Bank Bldg. 5353 Wayzata Blvd. Minneapolis, MN 55416
For NCSU:	Associate Vice Chancellor for Technology Transfer North Carolina State University Box 7003 Raleigh, North Carolina 27695-7003
With copy to: Office of Legal Affairs North Carolina State University Box 7008 Raleigh, North Carolina 27695-7008

    26.  Choice of Law and Forum Selection.  This Agreement shall be governed by and interpreted pursuant to North Carolina law. The parties hereto submit to venue and personal jurisdiction in North Carolina for any enforcement action under this Agreement.

    Any action for violation of the Consent Judgement and Injunction is subject to the full enforcement powers of the Federal Court for the Eastern District of California.

    27.  Attorneys Fees and Costs.  The parties agree that they will each bear their own attorneys' fees and cost related to the Pending Agreement and this Agreement. In the event of any dispute under this Agreement in which either the claimed amount or the award is less than One Hundred Thousand dollars ($100,000), the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs, costs of investigation, expert expenses, and other related expenses.

    28.  Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile copies, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DATED: August , 2000	NULAID NEST-BEST, a California partnership By Nulaid Foods, Inc. Its General Partner
By
Its
DATED: August , 2000.	NULAID FOODS, INC.
By
Its
DATED: August , 2000.	VALLEY FRESH FOODS, INC.
By
Its
DATED: August , 2000.	MICHAEL FOODS, INC.
By
Its
DATED: August , 2000.	NORTH CAROLINA STATE UNIVERSITY
By
Its

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SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE
RECITALS
AGREEMENT